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                                                                EXHIBIT 10.6(b)


                                 FIRST AMENDMENT
                                     TO THE
                        TELEPHONE AND DATA SYSTEMS, INC.
                          1998 LONG-TERM INCENTIVE PLAN


          WHEREAS, Telephone and Data Systems, Inc. (the "Corporation") has adopted the Telephone and Data Systems, Inc. 1998 Long-Term Incentive Plan (the "Plan") for the benefit of certain key executives and management personnel;

          WHEREAS, pursuant to Section 8.2 of the Plan, the Board may amend the Plan as it deems advisable;

          WHEREAS, the Board desires to amend the Plan in certain respects.

          NOW, THEREFORE, BE IT RESOLVED, pursuant to the power of amendment contained in Section 8.2 of the Plan, the Plan is hereby amended in the following respects, effective December 1, 1999:

     1.   Section 4.1(d) of the Plan is hereby amended to read as follows:

     An option may be exercised (i) by giving written notice to the Vice President-Human Resources of the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor (in full, unless another arrangement for such payment which is satisfactory to the Company has been made) either (A) in cash, (B) in Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option, and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) of the preceding sentence. If the payment of the purchase price is to be made pursuant to clause (B) of the first sentence of this Section 4.1(d), then any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No share of Stock shall be delivered until the full purchase price therefor has been paid.

     2. The first sentence of Section 7.2 of the Plan is hereby amended to delete therefrom the phrase "to be made in accordance with the Agreement evidencing such award".

     3. Section 8.9(b)(3) is hereby amended to delete the phrase "approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all the assets of the Company (a "Corporate Transaction")" and

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to insert in its place the phrase "consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all the assets of the Company (a "Corporate Transaction")".


          IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 10th day of March, 2000.


                                   TELEPHONE AND DATA SYSTEMS, INC.


                                   BY:  /s/ Leroy T. Carlson, Jr.
                                        -------------------------
                                        LEROY T. CARLSON, JR.
                                        PRESIDENT



             SIGNATURE PAGE TO FIRST AMENDMENT TO TELEPHONE AND DATA
                  SYSTEMS, INC. 1998 LONG-TERM INCENTIVE PLAN


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